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                                                                  EXHIBIT 10(jj)

                              [COMPANY LETTERHEAD]



October 15, 2001

Mr. David G. Tees
4222 Kirby Oaks Drive
Taylor Lake, Texas 77586


         Re:      Retention Agreement

Dear David:

                  As it is our belief that your continued employment with Reliant Energy, Incorporated (the "Company") is important for the growth and development of the Company, the Company hereby agrees to provide David G. Tees ("you" or the "Executive") with the following benefits upon the occurrence of certain events in connection with the anticipated sale of Texas Genco, as more fully set forth below in this letter agreement (this "Agreement").

                  1. DEFINITIONS: For purposes of this Agreement, the following terms will have the meanings indicated below:

                  "ADDITIONAL BENEFITS" shall mean the additional benefits provided in Section 3 hereof.

                  "AFFILIATE" shall mean any company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

                  "CAUSE" shall mean termination of employment by the Company or an Affiliate due to unacceptable performance, misconduct, gross negligence, dishonesty, acts detrimental or destructive to the Company or its Affiliates, employees or property, or any violation of the policies of the Company or its Affiliates.

                  "COMPARABLE EMPLOYMENT" shall mean employment that (i) provides annual base salary or annualized base rate of pay not less than the Executive's Compensation, (ii) provides the opportunity to receive a bonus not less than the Executive's target award under the AICP and (iii) is at a location that is not more than 35 miles from the principal place of employment for the Executive as of the Effective Date.



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                  "COMPENSATION" shall mean the Executive's annual base salary as of the date of his termination of employment with the Company.

                  "DEFERRED COMPENSATION PLAN" shall mean the Company's Deferred Compensation Plan as in effect from time to time.

                  "DISABILITY" means disability as defined in the Company's Long Term Disability Plan.

                  "EFFECTIVE DATE" shall mean October 15, 2001, the date of this Agreement.

                  "RESTORATION PLAN" shall mean the Reliant Energy, Incorporated Benefits Restoration Plan, as in effect from time to time, or any successor plan.

                  "RETENTION PERIOD" shall mean the period commencing on the Effective Date and ending on the earlier of (i) the Texas Genco Sale or (ii) December 31, 2005.

                  "RETIREMENT PLAN" shall mean the Reliant Energy, Incorporated Retirement Plan, as amended and restated effective January 1, 1999, and as thereafter amended.

                  "SERVICE" shall mean Service as defined in the Retirement
Plan.

                  "SUPPLEMENTAL RETIREMENT BENEFIT" is defined in Section 2(a) hereof.

                  "TEXAS GENCO" shall mean the entity owning the Texas generating assets of the Company's electric utility division.

                  "TEXAS GENCO PURCHASER" shall mean any of the purchaser(s) or transferee(s), as applicable, of Texas Genco in the Texas Genco Sale, or an affiliate of or successor to such purchaser(s) or transferee(s).

                  "TEXAS GENCO SALE" shall mean the closing of a sale, long-term lease or other disposition of the stock or substantially all of the assets of Texas Genco by the Company.

                  "WITHOUT CAUSE" shall mean without Cause and for reasons other than death or Disability of the Executive.

                  2. SUPPLEMENTAL RETIREMENT BENEFIT.

         (a) If (i) the Executive is terminated Without Cause prior to the end of the Retention Period, (ii) the Executive dies while employed by the Company prior to the end of the Retention Period, or (iii) the Texas Genco Sale occurs, the Executive remains employed through the Retention Period and either (A) neither a Texas Genco Purchaser nor the Company provides the Executive with a benefit equivalent to the Supplemental Retirement Benefit, as defined below, or (B) the Executive is not offered Comparable Employment with a Texas Genco Purchaser or the Company or an Affiliate, then the Executive shall be entitled to a supplemental



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                  retirement benefit equal in value to the benefit that would have been payable to Executive in accordance with Section 7.8 of the Retirement Plan if such benefit formula was in effect with respect to the Executive as of the date of Executive's termination of employment with the Company (the "Supplemental Retirement Benefit"). Such Supplemental Retirement Benefit shall be offset by the present value of any transition benefit or other similar benefit provided by the Company or an Affiliate pursuant to the Retirement Plan and/or Restoration Plan, either in connection with the Texas Genco Sale or otherwise, and/or any transition pension benefit or similar benefit provided by the Texas Genco Purchaser.

         (b) If Executive becomes entitled to receive the Supplemental Retirement Benefit, such Supplemental Retirement Benefit will be paid at the same time and in the same manner as the benefit provided to the Executive pursuant to the terms of the Restoration Plan.

                  3. ADDITIONAL BENEFITS: If (i) the Executive's employment with the Company or an Affiliate is terminated Without Cause during the Retention Period (and, in connection with his termination of employment, he is not offered Comparable Employment with the Texas Genco Purchaser or the Company or an Affiliate) or (ii) Executive is not offered Comparable Employment with the Texas Genco Purchaser or the Company or an Affiliate in connection with the Texas Genco Sale, then the Executive will be entitled to receive the Additional Benefits outlined below. For purposes of this Agreement, the Additional Benefits are as follows:

         (a) If the Executive has not reached age 60 as of the date of his termination of employment with the Company and all Affiliates with eligibility for Additional Benefits as described above, he shall be entitled to receive, with respect to any amounts deferred pursuant to the Deferred Compensation Plan as of the Effective Date (the "Existing Deferrals"), benefits payable from the Company's general assets at such time(s) and in such amount(s) as the amounts that would have been payable to the Executive under the Deferred Compensation Plan on account of the Existing Deferrals if the Executive had reached age 60 as of his date of termination. The benefit payable under this
                  Section 3(a) shall be paid in lieu of the Executive's benefits otherwise payable under the Deferred Compensation Plan on account of the Existing Deferrals, and the Executive hereby agrees to forego benefits under the Deferred Compensation Plan with respect to the Existing Deferrals if the benefit under this Section 3(a) is provided by the Company.

         (b) If the Executive has not reached age 65 as of the date of his termination of employment with the Company and all Affiliates
                  (i) with eligibility for Additional Benefits as described above or (ii) due to Disability during the Retention Period, he shall be treated as a "Retired Participant" under Company's Executive Life Insurance Plan as if he had reached age 65 as of his date of termination.

                  4. RELEASE REQUIRED: Notwithstanding anything else in this Agreement, the Executive will not be entitled to any of the benefits set forth in Sections 2 or 3 hereof unless he executes (and does not revoke during any statutory revocation period) a general waiver and



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release of claims against the Company, its Affiliates, and any officer or director of the Company or its Affiliates, in a form acceptable to the Company.

                  5. WITHHOLDING OF TAXES: The Company may withhold from any benefits payable under this agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                  6. NO EMPLOYMENT AGREEMENT: Nothing in this agreement shall give the Executive any rights to (or impose any obligations for) continued employment by the Company or any Affiliate or subsidiary thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Executive.

                  7. NO ASSIGNMENT; SUCCESSORS: Executive's right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 7 the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  This agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, including, without limitation, any company into or with which the Company may merge or consolidate by operation of law or otherwise.

                  8. ENTIRE AGREEMENT: This agreement represents the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter hereof.

                  9. MODIFICATION OF AGREEMENT. Any modification of this agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company.

                  10. APPLICABLE LAW: This agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

                  11. SEVERABILITY: If a court of competent jurisdiction determines that any provision of this agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this agreement and all other provisions shall remain in full force and effect.



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                  If you agree to the terms of this letter agreement, please sign and date below.

                                       Yours very truly,

                                       RELIANT ENERGY, INCORPORATED



                                       By /s/ David M. McClanahan
                                         ---------------------------------------
                                         David M. McClanahan
                                         Vice Chairman and President and
                                         Chief Operating Officer,
                                         Reliant Energy Delivery Group

Accepted and Agreed to By:



/s/ David G. Tees
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David G. Tees

10/31/01
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Execution Date



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